Exhibit 10.6

AMENDMENT TO RESEARCH AND DEVELOPMENT SERVICES AGREEMENT

Effective as of May 7, 2015, Battelle Memorial Institute and Discovery Laboratories, Inc. hereby agree to amend the Research and Development Services Agreement between them dated as of June 22, 2012 (as it may have been previously amended, the “Agreement”) to reflect the revisions set forth herein.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms as set forth in the Agreement.

1.                    Section 1., Term, Acceptance of Proposal(s), of the Agreement is hereby amended and restated in its entirety to read as follows:

“The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until June 31, 2016 unless earlier terminated as provided in Section 11. Discovery’s acceptance of Battelle’s Proposal(s) and the commencement and timeline of services thereunder shall be as set forth in the respective Proposal(s).”

Except as amended herein, the remaining terms and conditions of the Agreement shall remain in full force and effect.  This Amendment to Research and Development Services Agreement confirms an agreement between Battelle Memorial Institute and Discovery Laboratories, Inc. with respect to the subject matter hereof and is a material part of the consideration stated in the Agreement and mutual promises made in connection therewith.  The parties have executed this Amendment to Research and Development Services Agreement on the day and date first set forth above.

Battelle Memorial Institute	Discovery Laboratories, Inc.
Corporate Operations

By:	/s/ Beth A. Gustin	By:	/s/ Mary B. Templeton
Name:	Beth A. Gustin	Name:	Mary B. Templeton, Esq.
Title:	Sr. Contracts Officer	Title:	SVP, General Counsel